UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-1067994
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

225 Union Blvd., Suite 600
Lakewood, CO 80228
(Address of principal executive offices)

ENERGY FUELS INC. 2024 OMNIBUS EQUITY INCENTIVE COMPENSATION PLAN,

AS AMENDED ON MAY 24, 2024 AND APRIL 21, 2025
(Full title of plan)

Energy Fuels Resources (USA) Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228
(Name and address of agent for service)

(303) 974-2140
(Telephone number, including area code, of agent for service)

Copies to:
James Guttman
Dorsey & Whitney LLP
66 Wellington Street West, Suite 3400
Toronto, Ontario Canada M5K 1G8

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [X]	Accelerated Filer [ ]
Non-Accelerated Filer [ ]	Smaller Reporting Company [ ]
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this "Registration Statement") is being filed by Energy Fuels Inc. (the "Registrant") for the purpose of registering additional common shares (the "Common Shares") of the Registrant issuable pursuant to the exercise or redemption of awards under the Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan, as amended on May 24, 2024 and April 21, 2025.

On June 18, 2015, the Registrant's shareholders authorized, among other things, the adoption of the Registrant's 2015 Omnibus Equity Incentive Compensation Plan (the "Original Plan").

On June 24, 2015, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-205182) to register, among other things, 4,504,598 Common Shares issuable pursuant to the exercise or redemption of awards under the Original Plan.

On April 3, 2017, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-217098) to register an additional 3,407,551 Common Shares issuable upon the exercise or redemption of awards under the Original Plan.

On August 7, 2018, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-226654) to register an additional 3,271,095 Common Shares issuable upon the exercise or redemption of awards under the Registrant's 2018 Omnibus Equity Incentive Compensation Plan.

On March 22, 2021, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333- 254559) to register an additional 14,058,657 Common Shares issuable upon the exercise or redemption of awards under the Registrant's 2021 Omnibus Equity Incentive Compensation Plan.

On April 10, 2024, the Registrant filed a Registration Statement on Form S-8 (SEC File No. 333-278611) to register an additional 5,524,203 Common Shares issuable upon the exercise or redemption of awards under the Registrant's 2024 Omnibus Equity Incentive Compensation Plan, as later amended on May 24, 2024.

On April 21, 2025, the Registrant's Board of Directors adopted a further amended version of the Registrant's 2024 Omnibus Equity Incentive Compensation Plan, subject to its further authorization by the Registrant's shareholders at its Annual and Special Meeting of Shareholders to be held on June 11, 2025, which corresponds to this Registration Statement on Form S-8.

The contents of the Registrant's Registration Statements on Form S-8 previously filed with the SEC (File Nos. 333-205182, 333-217098, 333-226654, 333-254559 and 333-278611) are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the United States Securities Act of 1933, as amended and Note 1 to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

The following documents which have been and will in the future be filed by the Registrant with the United States Securities and Exchange Commission (the "SEC") are incorporated into this Registration Statement by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025;

(b) All other reports filed by the Registrant under Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "1934 Act"), since December 31, 2024.

(c) The description of the Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on November 15, 2013, as amended by the description of Common Shares contained in our Registration Statement on Form 8-A, as filed with the SEC on August 7, 2018, including any amendment or report filed for the purpose of amending such description.

All reports filed pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the 1934 Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporation Act (Ontario), the Registrant may indemnify a director or officer, a former director or officer or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his conduct was lawful. Further, the Registrant may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfills conditions (i) and (ii) above. An individual as described above is entitled to indemnification from the Registrant as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything the individual ought to have done, and he fulfills conditions (i) and (ii) above.

In accordance with the Business Corporation Act (Ontario), the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided that (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the individual's conduct was lawful.

A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the Business Corporation Act (Ontario).

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit
4.1	Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan, as amended on May 24, 2024 and April 21, 2025
5.1	Opinion of Dentons Canada LLP
23.1	Consent of Dentons Canada LLP (Included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of Grant A. Malensek
23.4	Consent of Jeremy Scott Collyard
23.5	Consent of Philip E. Brown
23.6	Consent of David M. Robson
23.7	Consent of Mark B. Mathisen
23.8	Consent of Douglas L. Beahm
23.9	Consent of Daniel Kapostasy
23.10	Consent of Terence McNulty
23.11	Consent of Jeffrey Woods
23.12	Consent of R. Dennis Bergen
23.13	Consent of Lee (Pat) Gochnour
23.14	Consent of Ian Reudavey
23.15	Consent of Scott Carruthers
24.1	Power of Attorney (See Signature Pages)
107	Filing Fee Table

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, United States of America on April 22, 2025.

ENERGY FUELS INC.

/s/ Mark S. Chalmers
Name:	Mark S. Chalmers
Title:	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Nathan R. Bennett
Name:	Nathan R. Bennett
Title:	Chief Accounting Officer/Interim Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Mark S. Chalmers and Nathan R. Bennett, acting alone or together with another attorney-in-fact, as his or her lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him or her and in his or her name, place and stead,  in any and all capacities, to sign any amendments (including post effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark S. Chalmers	President and Chief Executive Officer	April 22, 2025
Mark S. Chalmers	(Principal Executive Officer)

/s/ Nathan R. Bennett	Chief Accounting Officer/Interim Chief Financial Officer	April 22, 2025
Nathan R. Bennett	(Principal Financial Officer)

/s/ J. Birks Bovaird	Director	April 22, 2025
J. Birks Bovaird

/s/ Benjamin Eshleman III	Director	April 22, 2025
Benjamin Eshleman III

/s/ Ivy V. Estabrooke	Director	April 22, 2025
Ivy V. Estabrooke

/s/ Barbara A. Filas	Director	April 22, 2025
Barbara A. Filas

/s/ Bruce D. Hansen	Director	April 22, 2025
Bruce D. Hansen

/s/ Jaqueline Herrera	Director	April 22, 2025
Jaqueline Herrera

/s/ Dennis L. Higgs	Director	April 22, 2025
Dennis L. Higgs

/s/ Robert L. Kirkwood	Director	April 22, 2025
Robert L. Kirkwood

/s/ Alexander G. Morrison	Director	April 22, 2025
Alexander G. Morrison

/s/ Michael H. Stirzaker	Director	April 22, 2025
Michael H. Stirzaker

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

/s/ David C. Frydenlund	Authorized Representative in the United States	April 22, 2025
David C. Frydenlund